UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2006

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

The information included in Item 3.02 of this current report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02    Unregistered Sales of Equity Securities

bioMETRX, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of June 29, 2006, with four investors relating to the issuance and sale, in a private placement (“Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of units (the “Units”) consisting of 8% Convertible Notes in the principal amount of $950,000 (“Notes”), Series A Common Stock Purchase Warrants (“A Warrants”) and Series B Common Stock Purchase Warrants (“B Warrants”). In addition, the Company entered into an Exchange Agreement with the two investors who purchased $650,000 of the Preferred Stock Units, previously reported on Form 8-K dated April 28, 2006 whereby the Company agreed to issue the Units in exchange for the return and cancellation of the previously issued Preferred Stock Units. Accordingly, at closing the Company issued its 8% Convertible Notes in the aggregate principal amount of $1,600,000, 1,600,000 A Warrants and 800,000 B Warrants to the Investors. The Company also issued an aggregate of 128,000 shares of its common stock to the investors representing one year’s of prepaid interest on the Notes.

The Notes mature 24 months from the closing. The Notes are convertible at the option of the holder into the Company’s common stock at the rate of $1.00 per hare. The Notes are mandatorily convertible into the Company’s common stock if the closing bid price of the Company’s common stock is above $2.50 per share for ten (10) consecutive trading days and if the daily volume for the same period exceeds 100,000 shares per day. The Company may redeem the Notes for 125% of the principal amount of the Note together with all accrued and unpaid interest provided that (i) an event of default has not occurred, and (ii) an effective registration statement covering the shares underlying the Note exists.

Each A Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $1.75 per share commencing on the date of issuance and expiring at the close of business on the fifth anniversary of the issuance date. Each B Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $.10 per share commencing 181 days after issuance and expiring at the close of business on the fifth anniversary of the initial exercise date. Notwithstanding the foregoing if the Company provides the holder of a B Warrant with validation and acknowledgement, in the form of bona fide purchase order demonstrating that at least $1,000,000 of the Company’s products have been ordered, other than its initial order from a national retailer in the amount of approximately 23,000 garage door opening units, within 181 days after the date of the Securities Purchase Agreement, the B Warrants shall automatically terminate. Both the A and B Warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications, or mergers.

Pursuant to the Selling Agent Letter Agreement between the Company and the Selling Agent, the Selling Agent was paid a cash fee of $95,000 (10% of the aggregate purchase price of the Units sold to the subscribers) in addition to the $65,000 it received on April 28, 2006. The Company also issued the Selling Agent a warrant to purchase 160,000 shares of its common stock on the same terms as the A Warrants.

As part of the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with each subscriber who purchased Units in the Private Placement. Under the Registration Rights Agreement, the Company is obligated to file a registration statement (the “Registration Statement”) on Form SB-2, relating to the resale by the holders of the Common Stock underlying the Notes, Warrants and Selling Agent Warrant. If such Registration Statement is not filed within the required time frame, or does not become effective within 90 days after closing, the Company has agreed to pay to the investors 1.5% of the gross proceeds of the offering for each month in which the Company fails to comply with such requirements.

Item 9.01    Financial Statements and Exhibits

c)    Exhibits

10.1	Form of Securities Purchase Agreement
10.2	Form of Series A Common Stock Purchase Warrant
10.3	Form of Series B Common Stock Purchase Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Convertible Note
10.6	Form of Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC.
(Registrant)

Date: June 29, 2006	By:	/s/ Mark Basile
Mark Basile
Chief Executive Officer